INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-92041 and 333-92376 on Form S-8 and No. 333-72536 on Form S-3 of World Wrestling Entertainment, Inc. of our report dated June 13, 2003 (April 23, 2004 as to Note 2) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 133 and an explanatory paragraph relating to the restatement described in Note 2), appearing in this Annual Report on Form 10-K/A of World Wrestling Entertainment, Inc. for the year ended April 30, 2003.

/s/ DELOITTE & TOUCHE LLP

Stamford, Connecticut
April 23, 2004